EXHIBIT 10(vii)

RETIREMENT, SEPARATION, WAIVER AND RELEASE AGREEMENT

This Retirement, Separation, Waiver and Release Agreement (“Agreement”) is entered into as of the 13th day of December, 2013, by and between Daniel R. DiMicco (“Executive”), a citizen and resident of North Carolina, and Nucor Corporation, a Delaware corporation with its principal place of business in Charlotte, North Carolina.

WHEREAS, Executive has spent thirty-one years as a Nucor (as hereinafter defined) employee, and has most recently been employed as Executive Chairman of Nucor Corporation, where he was significantly involved with and responsible for the management and direction of Nucor’s business operations;

WHEREAS, Executive has decided to retire from Nucor effective December 31, 2013 (the “Effective Date”);

WHEREAS, based upon the Severance Plan (as hereinafter defined), Executive shall be eligible to receive certain severance benefits contingent upon his execution of this Agreement and his strict compliance with the Restrictive Covenants (as hereinafter defined);

WHEREAS, pursuant to that certain Executive Employment Agreement by and between Executive and Nucor Corporation dated as of April 10, 2001, as amended by an Amendment Agreement dated as of November 5, 2007 (as amended, the “Executive Agreement”), Executive is entitled to certain post-separation benefits in addition to those granted under the Severance Plan provided that Executive adheres to the post-separation restrictive covenants set forth in the Executive Agreement;

WHEREAS, Executive’s years of experience as an Executive Officer of Nucor give him unique expertise and insight into Nucor’s operations and management; and

WHEREAS, the parties wish to enter into this Agreement during the course of Executive’s employment to set forth Executive’s post-retirement benefits and to protect Nucor’s competitive advantages, confidential trade secrets and goodwill.

NOW, THEREFORE, in consideration of the reasons recited above, the post-retirement benefits to be paid by Nucor to Executive upon termination of his full-time employment with Nucor, the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and which consideration Executive was not otherwise entitled to receive, Executive and Nucor hereby agree effective as of the Effective Date as follows:

1. Recitals; Nucor Defined. The above recitals are true and correct and are incorporated herein by reference as if fully set forth herein. For purposes of this Agreement the term “Nucor” means Nucor Corporation and its direct and indirect subsidiaries and affiliates in existence or planned as of the Effective Date.

2. Post-Retirement Benefits.

(a) Severance Plan. Executive recognizes and agrees that pursuant to the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”), Executive shall receive certain Severance Benefits (as defined in the Severance Plan) contingent upon his execution of this Agreement and strict compliance with the Restrictive Covenants (as hereinafter defined). Based on Executive’s (i) November 15, 1982 date of hire, (ii) effective retirement date of December 31, 2013 and (iii) current annual base salary of $925,000, Executive would be eligible to receive Severance Benefits under the Severance Plan totaling Two Million Three Hundred Ninety Nine Thousand Three Hundred Forty Four Dollars and Six Cents ($2,399,344.06) payable in twenty-four (24) monthly installments of Ninety Nine Thousand Nine Hundred Seventy Two Dollars and Sixty Seven Cents ($99,972.67) (the “Monthly Severance Plan Payments”). Subject to the provisions of Paragraph 2(c) of this Agreement, the payments of the Monthly Severance Plan Payments shall be made each month following the Effective Date. In the event Executive dies during the first twenty-four (24) months following the Effective Date, and provided that Executive was not in breach of his obligations under this Agreement or the Restrictive Covenants at the time of his death, the remaining Monthly Severance Plan Payments that would have been paid to Executive pursuant to the Severance Plan shall be paid to Executive’s estate in a single sum payment as soon as practicable (but in any event within ninety (90) days) following Executive’s death. All Monthly Severance Plan Payments shall be subject to regular and customary withholding.

(b) Non-Competition Payment.

(i) Contingent upon his execution of this Agreement and strict compliance with the Restrictive Covenants, Nucor will pay Executive Two Hundred Fifty Nine Thousand Dollars ($259,000.00) each month (the “Monthly Non-Compete Payments”, and together with the Monthly Severance Plan Payments, collectively, the “Monthly Separation Payments”) for twenty-four (24) months following the Effective Date. Subject to the provisions of Paragraph 2(c) of this Agreement, the payments of the Monthly Non-Compete Payments shall be made each month following the Effective Date. All Monthly Non-Compete Payments shall be subject to regular and customary withholding.

(ii) If Executive dies prior to the Effective Date, Nucor’s obligations to make any payments of the Monthly Non-Compete Payments under this Agreement will automatically terminate and Executive’s estate and executors will have no rights to any payments of the Monthly Non-Compete Payments under this Agreement. If Executive dies during the first twelve (12) months following the Effective Date, then Nucor will pay Executive’s estate the payments of the Monthly Non-Compete Payments through the end of the twelfth (12th) month following the Effective Date. If Executive dies twelve (12) or more months following the Effective Date, then Nucor’s obligations to make any payments of the Monthly Non-Compete Payments will automatically terminate without the necessity of Nucor providing notice (written or otherwise).

(iii) Executive acknowledges and agrees that the payments described in this Paragraph 2(b): (A) are the same payments that Executive would have been entitled to pursuant to Section 4 of the Employment Agreement, and (B) are provided in lieu of, and not in addition to, the payments Executive would have been entitled to pursuant to Section 4 of the Employment Agreement.

(c) Compliance with 409A. Because Executive (i) is and will be as of the Effective Date a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and (ii) the Monthly Separation Payments would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, in order to comply with Section 409A of the Code, the Monthly Separation Payments that would otherwise be payable pursuant to Paragraphs 2(a) and 2(b) of this Agreement during the six (6) month period immediately following the Effective Date shall be accumulated and the Executive’s right to receive payment of such accumulated amount (which such amount shall not accrue interest) will be delayed until the seventh month following the Effective Date.

3. Executive Agreement Covenants. Executive and Nucor Corporation acknowledge and agree that except for Sections 1, 3, 4 and 5 of the Executive Agreement, which paragraphs shall be deemed void and of no further force or effect as of the Effective Date, all of the other provisions of the Executive Agreement (collectively, the “Surviving Provisions”), including without limitation Sections 10, 11 and 13 thereof (collectively, the “Restrictive Covenants”), shall survive and continue in full force and effect after the Effective Date in accordance with their respective terms.

4. Release; Covenant Not to Sue.

(a) Executive agrees that, in consideration for the Monthly Separation Payments, he, for himself, his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges Nucor, its predecessors, successors and assigns, and its officers, directors, employees, agents, representatives and trustees (“Nucor Releasees”), from any and all claims or liabilities of whatever kind or nature which he ever had or which he now has, known or unknown, against any and all Nucor Releasees that are attributable to or arose during all periods of time occurring on or prior to the Effective Date, including, but not limited to, any claims arising under or pursuant to any employment agreements, including the Employment Agreement (as hereinafter defined); claims for bonuses, severance pay, employee or fringe benefits; claims based on any state or federal wage, employment, or common laws, statutes, or amendments thereto, including, but not limited to: (i) any claim under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., or COBRA; (ii) any race, color, religion, sex, or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (iii) any claim of disability discrimination under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12102 et seq.; (iv) any claim of retaliation or wrongful discharge, (v) any age discrimination claims under the Age Discrimination in Employment Act, as amended (“ADEA”), 29 U.S.C. § 621 et seq.; (vi) any claim under the Fair Labor Standard Act of 1939 as amended, 29 U.S.C.§ 201 et seq.; or (vii) any claim under the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; and any other claims related to or arising out of his employment relationship with Nucor or the termination thereof whether based on contract, quasi-contract, quantum merit implied contract, tort, wrongful or constructive discharge or any other employment related claim (collectively, the “Released Claims”). Notwithstanding the foregoing, the Released Claims do not include any claims that Executive may have for incentive compensation earned under or pursuant to the Nucor Corporation Senior Officers Annual Incentive Plan or the Nucor Corporation Senior Officers Long-Term Incentive Plan for his employment with Nucor through the Effective Date.

(b) Except to the extent contemplated by Paragraph 4(d) of this Agreement, Executive covenants not to sue or bring a claim against any of the Nucor Releasees with respect to any Released Claim in any forum for any reason. If Executive sues any Nucor Releasee in violation of the foregoing covenant not to sue, Executive agrees that Executive shall pay all reasonable fees, costs and expenses incurred by the Nucor Releasees in defending against any such suit or claim, including reasonable attorneys’ fees.

(c) Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those that Executive now knows or believes to exist regarding the subject matter of the Released Claims, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into this Agreement and grant the release and covenant not to sue contained herein. Nevertheless, Executive, for himself, his heirs, executors, administrators, and assigns, intends to fully, finally and forever settle and release all Released Claims that now exist, may exist or previously existed, as set forth herein, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or claimed to exist, fixed or contingent, both at law and in equity, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.

(d) Nothing in this Paragraph 4 or elsewhere in this Agreement prevents or prohibits Executive from filing a claim with a government agency such as the United States Equal Employment Opportunity Commission that is responsible for enforcing a law on behalf of the government. However, Executive understands that because he is waiving and releasing all claims for monetary damages and any other forms of personal relief, he may only seek and receive non-financial forms of relief through any such claim.

5. Remedies. Executive agrees that in the event of a breach or threatened breach by Executive of any provision of this Agreement or any of the Restrictive Covenants, monetary remedies may not be adequate and Executive agrees that Nucor is entitled to injunctive relief, without need to post bond or similar security, in lieu of or in addition to, such monetary remedies. In the event that Executive engages in or attempts to engage in any of the conduct prohibited by any of the Restrictive Covenants or fails to comply with the provisions of Paragraph 4(b), Nucor shall be entitled, in Nucor’s sole discretion, to (a) cease all Monthly Separation Payments, and Executive shall immediately refund to Nucor any Monthly Separation Payments already paid to him, and/or (b) in addition to any other remedies available at law or in equity, to enforce any of the Restrictive Covenants hereof by temporary, preliminary and permanent injunction to restrain any violation or threatened violation by Executive of any provisions of the Restrictive Covenants. Executive further agrees to reimburse Nucor its costs (including, without limitation, attorney’s fees) incurred to enforce any of the Restrictive Covenants.

6. Cooperation With Legal Matters: Executive agrees that after the Effective Date, he will cooperate with and assist Nucor, upon request and with reasonable notice, by providing information relevant to matters he gained knowledge of or was involved with while employed by meeting with Nucor’s attorneys or other representatives on such matters, and by appearing voluntarily for hearings, depositions, trials, or any regulatory or legal proceedings related to such matters. Executive understands that Nucor will reimburse him for any reasonable expense he incurs related to this cooperation and assistance, but will not be obligated to pay him any additional amounts.

7. Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, Executive’s beneficiaries, or legal representatives. Nucor, however, retains the right to assign this Agreement. This Agreement shall be binding upon Executive, Executive’s heirs, administrators, and representatives, and shall inure for the benefit of the Nucor Releasees and each of their respective heirs, administrators, representatives, executors, successors, and assigns.

8. Choice of Law and Venue. This Agreement is made in, and its validity, interpretation, performance and enforcement shall be construed and governed in accordance with, the laws of, the State of North Carolina, the location of Nucor Corporation’s corporate headquarters where Executive was employed prior to the Effective Date. Executive, for himself and his successors and assigns, hereby expressly and irrevocably (a) consents to the exclusive jurisdiction of the state courts of Mecklenburg County, North Carolina or the federal district court for the Western District of North Carolina, Charlotte Division, for any action arising out of or related to this Agreement; and (b) waives any and all objection to any such action based on venue or forum non conveniens. Executive agrees that Nucor shall have the right to file and enforce any award, order, judgment, or injunction in any appropriate jurisdiction, and Executive waives service of process in connection with the filing and enforcement of the award, order, judgment, or injunction in any foreign jurisdiction and venue in which Nucor seeks to enforce the award, order, judgment, or injunction.

9. Severability. If any part of this Agreement is determined by a court of competent jurisdiction to be invalid in any respect, the parties agree that the court may modify by redaction (or any other method available to and endorsed by such court) any provision or part thereof to the extent reasonably necessary to protect Nucor’s legitimate business interests. The remaining provisions shall retain full force and effect.

10. Entire Agreement. This Agreement, together with the Surviving Provisions of the Executive Agreement, collectively contain the entire agreement of the parties and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by Executive and Nucor Corporation. The language of this Agreement and all parts shall be construed as a whole and according to its reasonable and fair meaning, and not strictly for or against either party. The parties agree they have jointly drafted this Agreement and agree that any rules requiring construction of this Agreement against its drafter shall not be applied to this Agreement. This Agreement may be executed in counterparts and by facsimile or .pdf signature, all of which together shall be considered one and the same original document.

11. No Violation of Public Policy. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Nucor under the Restrictive Covenants and Paragraph 5 of this Agreement and acknowledges and agrees that they are reasonable in scope, time, and territory; are designed to eliminate competition which would otherwise be unfair; do not interfere with Executive’s exercise of his inherent skill and experience; are reasonably required to protect the legitimate interests of Nucor; and do not confer a benefit upon Nucor disproportionate to the detriment to Executive.

12. Compliance with Older Workers Benefit Protection Act: Before executing this Agreement, Executive is advised to consult with an attorney of his choice, at his expense. By signing this Agreement, Executive specifically acknowledges and represents that:

(a) Executive has been given a period of twenty-one (21) days to consider the terms of this Agreement;

(b) The terms of this Agreement are clear and understandable to Executive; and

(c) The benefits Nucor will provide to Executive under this Agreement exceed the benefits that Executive would otherwise be entitled to receive as an employee of Nucor.

The parties acknowledge and agree that Executive has seven (7) days after execution hereof in which to revoke the Agreement, and this Agreement shall not become effective and enforceable until the expiration of seven (7) days following its execution by Executive. To revoke this Agreement, Executive should notify the Chief Financial Officer of Nucor, by fax or email confirmed by certified mail within such seven (7) day period. No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement.

IN WITNESS WHEREOF, Executive and Nucor have executed this Agreement as of the date first set forth above.

Executive:
Daniel R. DiMicco

Nucor Corporation:
	By:	A. Rae Eagle
	Its:	Secretary

EXHIBIT A

See Attached Executive Agreement

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into between Nucor Corporation, a Delaware corporation, on behalf of itself and its affiliates (collectively “Nucor”), and Daniel R. DiMicco, a resident of Waxhaw, North Carolina (the “Employee”).

WHEREAS, Employee has been employed as an “at-will” employee of Nucor, and the parties wish to formalize their employment relationship in writing and for Nucor to continue Employee’s employment under the terms and conditions set forth below;

WHEREAS, Employee and Nucor previously entered into an “Agreement Not to Compete” dated as of September 19, 1999;

WHEREAS, Employee and Nucor now wish to substitute this Employment Agreement for the previous “Agreement Not to Compete”;

NOW, THEREFORE, in consideration for the promises and mutual agreements contained herein, the parties agree as follows:

1. Employment. Nucor agrees to continue to employ Employee in the position of President and Chief Executive Officer, and Employee agrees to accept continued employment in this position, subject to the terms and conditions set forth in this Agreement.

2. Signing Payment. Nucor will pay Employee a one-time $10,000 amount for executing this Agreement. This $10,000 will become due and payable to Employee upon Employee’s execution of this Agreement.

3. Compensation and Benefits During Employment. Nucor will provide the following compensation and benefits to Employee:

(a.) Nucor will pay Employee a base salary of $412,500 per year, paid on a monthly basis, subject to withholding by Nucor and other deductions as required by law. This amount is subject to adjustment up or down by Nucor’s Board of Directors at its sole discretion and without notice to Employee.

(b.) Employee will be eligible for bonuses based on the Senior Officer Incentive Compensation Plans, as modified from time to time by, and in the sole discretion of, the Board of Directors of Nucor.

(c.) Employee will be eligible for those employee benefits that are generally made available by Nucor to its employees.

(d.) Employee shall be eligible to participate in the Key Employees Incentive Stock Option Plan (the “Option Plan”) in accordance with the applicable terms and conditions of the Option Plan and a Key Employee Stock Option Certificate issued to Employee.

4. Compensation Following Termination.

(a.) From the date of Employee’s termination, whether by Employee or Nucor for any or no reason, Nucor will pay Employee a monthly amount for twenty-four (24) months following Employee’s termination. The monthly amount will be computed using the following formula: the amount of Employee’s highest base salary level during the prior twelve months multiplied by 3.36 and the product divided by twelve. The payments shall be made at the end of each month following Employee’s termination on Nucor’s regular monthly payroll date.

(b.) In exchange for Nucor’s promises in this Section 4 and other good and valuable consideration, Employee agrees to strictly abide by the terms of Sections 10, 11, and 13 of this Agreement. If Employee fails to strictly abide by the terms of Sections 10, 11, and 13 of this Agreement, Nucor may, at its option, do any or all of the following: (i) pursue any legal remedies available to it (including but not limited to injunctive relief, damages, and specific performance), and (ii) declare the monthly payment forfeited with respect to any month during which Employee is in breach of this Agreement. Nucor may declare the monthly payment forfeited if Employee is in breach of this Agreement for any portion of the month at issue, and Employee will not be entitled to a payment for that month.

(c.) If Employee is employed by Nucor at the time of Employee’s death, Nucor’s obligations to make any monthly payments under this Agreement will automatically terminate and Employee’s estate and executors will have no rights to payments under this Agreement. If Employee dies during the first twelve months following Employee’s termination from employment with Nucor, then Nucor will pay Employee’s estate the monthly payments through the end of the twelfth month following Employee’s termination. If Employee dies twelve or more months after termination of Employee’s employment with Nucor, then Nucor’s obligations to make monthly payments under this Agreement will automatically terminate without the necessity of Nucor providing written notice.

5. Duties and Responsibilities; Best Efforts. While employed by Nucor, Employee shall perform such duties for and on behalf of Nucor as may be determined and assigned to Employee from time to time by members of Nucor’s Board of Directors. Employee shall devote his full time and best efforts to the business and affairs of Nucor. During the term of Employee’s employment with Nucor, Employee will not undertake other paid employment or engage in any other business activity without prior written consent of Nucor.

6. Employment at Will. The parties acknowledge and agree that this Agreement does not create employment for a definite term and that Employee’s employment with Nucor is terminable by Nucor or Employee at any time, with or without cause and with or without notice, unless otherwise expressly set forth in a separate written agreement executed by Employee and Nucor after the date of this Agreement.

7. Change in Employee’s Position. In the event that Nucor transfers, demotes, promotes, or otherwise changes Employee’s compensation or position with Nucor, the restrictions and post-termination obligations of this Agreement shall remain in full force and effect on both parties.

8. Recognition of Nucor’s Legitimate Interests. Employee understands and acknowledges that Nucor and its affiliates compete in North America in the research, manufacture, marketing, sale and distribution of steel and steel products, including but not limited to flat-rolled steel, steel shapes, structural steel, steel plate, steel joists and girders, steel deck, steel fasteners, and metal building systems. As part of Employee’s employment with Nucor, Employee will be provided significant Confidential Information by Nucor (as defined below). In addition, Employee will have direct contact with Nucor’s customers, in which capacity he is expected to develop good relationships with such customers. Employee acknowledges that Nucor’s competitors would obtain an unfair advantage if Employee disclosed the Confidential Information to a competitor, used it in a competitor’s behalf, or if he were able to exploit the relationships he developed as an employee of Nucor to solicit business on behalf of a competitor.

9. Definition of Confidential Information. As used in this Agreement, Confidential Information shall include, without limitation, financial and budgetary information and strategies; plant design, specifications, and layouts; equipment design, specifications, and layouts; product design and specifications; manufacturing processes, procedures, and specifications; data processing or other computer programs; research and development projects; marketing information and strategies; customer lists; vendor lists; information about customer preferences and buying patterns; information about prospective customers, vendors, or business opportunities; information about Nucor’s costs and the pricing structure used in sales to customers; information about Nucor’s overall corporate business strategy; and technological innovations used in the business.

10. Agreement to Maintain Confidentiality.

(a.) Except as otherwise provided in this Agreement, during Employee’s employment with Nucor and at all times after the termination of Employee’s employment, Employee covenants and agrees to treat as confidential and not to negligently or intentionally disclose, and to use only for the advancement of the interests of Nucor, all Confidential Information submitted to the Employee or received, compiled, developed, designed, produced, accessed, or otherwise discovered by the Employee from time to time while employed by Nucor. Employee will not disclose or divulge the Confidential Information to any person, entity, firm or company whatsoever or use the Confidential Information for Employee’s own benefit or for the benefit of any person, entity, firm or company other than Nucor.

(b.) Employee specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Employee, and whether compiled or created by Employee, Nucor, or any of its affiliates or customers, derives independent economic value from not being readily known to or ascertainable by proper means by others who could obtain economic value from the disclosure or use of the Confidential Information. Employee also acknowledges that reasonable efforts have been put forth by Nucor to maintain the secrecy of the Confidential Information, that the Confidential Information is and will remain the sole property of Nucor or any of its affiliates or customers, as the case may be, and that any retention and/or use of Confidential Information during or after the termination of Employee’s employment with Nucor (except in the regular course of performing his duties hereunder) will constitute a misappropriation of the Confidential Information belonging to Nucor.

(c.) Employee’s obligations under this Section 10 will survive termination of his employment and will continue indefinitely. For purposes of this Section, information shall not be deemed to be “Confidential Information” to the extent that the information (i) is in the public domain, or hereafter becomes generally known or available through no action or omission on the part of Employee; (ii) is furnished to any person by Nucor without restriction on disclosure; (iii) becomes known to the Employee from a source other than Nucor, without a breach of any agreement with Nucor and without any restriction on disclosure; (iv) is required to be disclosed by judicial action, provided, however, that prompt notice of said judicial action shall have been given to Nucor and that efforts to avoid disclosure shall have been exhausted; or (v) is disclosed after written approval for the disclosure has been given by Nucor.

11. Noncompetition.

(a.) Employee hereby agrees that for the duration of Employee’s employment with Nucor, and for a period of twenty-four (24) months thereafter, Employee will NOT, within the Restricted Territory, do any of the following:

(1) Engage directly or indirectly (either as an owner, employee, consultant, or in any similar capacity) in the research, development, manufacture, marketing, sale, or distribution of steel or steel products which are the same as or similar to those in development, manufactured, and/or sold by Nucor on the date of Employee’s termination.

(2) Solicit or encourage any customers of Nucor (a) with whom Employee had direct contact during the last twelve (12) months of Employee’s employment with Nucor, and (b) who remain Nucor customers at the time of solicitation, to purchase steel or steel products from any entity other than Nucor.

(3) Encourage, induce, or attempt to induce any employees of Nucor (a) with whom Employee had direct contact during the last twelve (12) months of Employee’s employment with Nucor, and (b) who remain employed by Nucor at the time of the attempted inducement, to end their employment relationship with Nucor.

(b.) As used in this provision, “Restricted Territory” shall mean the following:

(1) The United States, Canada, and Mexico.

(2) If the definition in subparagraph (b)(1) is found to be unreasonable with respect to subparagraph (a)(1), (a)(2), or (a)(3) of this Section 11, then with regard to such subparagraph, the term “Restricted Territory” shall mean the United States.

(3) If the definitions in subparagraphs (b)(1) and (b)(2) are found to be unreasonable with respect to subparagraph (a)(1), (a)(2), or (a)(3) of this Section 11, then with regard to such subparagraph, the term “Restricted Territory” shall mean each state in the United States in which Nucor has a manufacturing facility or plant on the date of the termination of Employee’s employment with Nucor (at the time of entry into this Agreement, these states include North Carolina, South Carolina, Texas, Alabama, Arkansas, Nebraska, Utah, Indiana, and New York).

(c.) Employee specifically agrees that the post-termination restrictions in this Section 11 will apply to Employee regardless of whether termination of employment is initiated by Nucor or Employee and regardless of the reason for termination of Employee’s employment. Further, Employee acknowledges and agrees that Nucor’s payment of the compensation described in Section 4 is intended to compensate Employee for the limitations on Employee’s competitive activities described in this Section 11 for the two-year period following Employee’s employment with Nucor regardless of the reason for termination. Thus, for example, in the event that Nucor terminates Employee’s employment without cause, Employee expressly agrees that the restrictions in this Section 11 will apply to Employee notwithstanding the reasons or motivations of Nucor in terminating Employee’s employment.

12. Severability. It is the intention of the parties to restrict the activities of Employee only to the extent reasonably necessary for the protection of Nucor’s legitimate interests. The parties specifically covenant and agree that should any of the provisions in this Agreement be deemed by a court of competent jurisdiction too broad for the protection of Nucor’s legitimate interests, the parties authorize the court to narrow, limit or modify the restrictions herein to the extent reasonably necessary to accomplish such purpose. In the event such limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

13. Assignment of Intellectual Property Rights.

(a.) Employee hereby assigns to Nucor Employee’s entire right, title and interest, including copyrights and patents, in any idea, invention, design of a useful article (whether the design is ornamental or otherwise), and any other work of authorship (collectively the “Developments”), made or conceived during Employee’s employment by Nucor solely or jointly by Employee, or created wholly or in part by Employee, whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection, where the Developments: (i) relate to Nucor’s actual or anticipated business or research or development, or (ii) are suggested by or result from any work performed by Employee on Nucor’s behalf.

(b.) In connection with any of the Developments assigned in subparagraph (a) above: (i) Employee will promptly disclose them to Nucor’s management; and (ii) Employee will, on Nucor’s request, promptly execute a specific assignment of title to Nucor or its designee, and do anything else reasonably necessary to enable Nucor or its designee to secure a patent, copyright, or other form of protection therefore in the United States and in any other applicable country.

14. Enforcement. In addition to any other remedies available to Nucor, the provisions of this Agreement may be enforced by injunction to (a) restrain any violation by Employee, Employee’s partners, agents, servants, employers, and employees, and all persons acting for or with Employee, and (b) to compel specific performance of the terms and conditions of this

Agreement. Employee represents and acknowledges that in the event of the termination of Employee’s employment for any reason, Employee’s experience and capabilities are such that Employee can obtain employment and that enforcement of this Agreement by way of injunction will not prevent Employee from earning a livelihood.

15. Reasonableness of Restrictions. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Nucor under Sections 4, 10, 11, 13, and 14 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to Nucor, do not interfere with Employee’s exercise of his inherent skill and experience, are reasonably required to protect the legitimate interests of Nucor, and do not confer a benefit upon Nucor disproportionate to the detriment to the Employee. Employee certifies that he has had the opportunity to discuss this Agreement with such legal advisors as he chooses and that he understands its provisions and has entered into this Agreement freely and voluntarily.

16. Applicable Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina, regardless of choice of law principles to the contrary. Further, Nucor and Employee agree that in any dispute between them jurisdiction and venue are appropriate in Mecklenburg County, North Carolina.

17. Employee to Return Property. Employee agrees that upon (a) the termination of Employee’s employment with Nucor, whether by Employee or Nucor for any reason (with or without cause), or (b) the written request of Nucor, Employee (or in the event of the death or disability of Employee, Employee’s heirs, successors, assigns and legal representatives) shall return to Nucor any and all property of Nucor, including but not limited to all Confidential Information, notes, data, tapes, computers, lists, reference items, phones, documents, sketches, drawings, software, product samples, rolodex cards, forms, manuals, and equipment, without retaining any copies or summaries of such property.

18. Entire Agreement: Amendments. This Agreement discharges and cancels all previous agreements and constitutes the entire agreement between the parties with regard to the subject matter hereof. No agreements, representations, or statements of any party not contained herein shall be binding on either party. Further, no amendment or variation of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties.

19. Assignability. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Employee. Nucor may, at its option and without consent of Employee, assign its rights and duties hereunder to any successor entity or transferee of Nucor’s assets.

20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Nucor and Employee and their respective successors, assigns, heirs and legal representatives.

21. No Waiver. No failure or delay by any party to this Agreement to enforce any right specified in this Agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the right within the period of the applicable statute of limitations.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

DANIEL R. DIMICCO

Daniel R. DiMicco

Date:	APR 10 2001

NUCOR CORPORATION

By:

Its:	EXECUTIVE VICE PRESIDENT

Date:	APR 10 2001

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”) is made and entered into between Nucor Corporation, a Delaware corporation, on behalf of itself and its affiliates (collectively “Nucor”), and Daniel R. DiMicco (“Employee”).

WHEREAS, Employee and Nucor are parties to an Executive Employment Agreement dated as of April 10, 2001 (the “Employment Agreement”);

WHEREAS, Employee and Nucor desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code;

NOW, THEREFORE, in consideration for the promises and mutual agreements contained herein, the parties agree as follows:

1. The following new paragraph 22 is added to the end of the Employment Agreement effective as of November 5, 2007:

“22. Compliance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that Nucor determines constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986 would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service, then to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution is payable in a lump sum, Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s separation from service, and (ii) if the payment, distribution or benefit is payable or provided over time, the amount of such non-exempt deferred compensation or benefit that would otherwise be payable or provided during the six-month period immediately following Employee’s separation from service will be accumulated, and Employee’s right to receive payment or distribution of such accumulated amount or benefit will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s separation from service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence.”

2. Except as expressly or by necessary implication amended hereby, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

Date:	11-8-07

NUCOR CORPORATION

By:

Its:	Chief Financial Officer, Treasurer and EVP

Date:	11/21/07